Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
May 5, 2023	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces First Quarter 2023 Earnings

First Quarter Highlights

•	First quarter 2023 net income attributable to Huntsman of $153 million compared to $223 million in the prior year period; first quarter 2023 diluted earnings per share of $0.83 compared to $1.04 in the prior year period.

•	First quarter 2023 adjusted net income of $37 million compared to $237 million in the prior year period; first quarter 2023 adjusted diluted earnings per share of $0.20 compared to $1.10 in the prior year period.

•	First quarter 2023 adjusted EBITDA of $136 million compared to $387 million in the prior year period.

•	First quarter 2023 net cash used in operating activities from continuing operations was $122 million. Free cash flow from continuing operations was a use of cash of $168 million for the first quarter 2023 compared to a source of cash of $3 million in the prior year period.

•	Repurchased approximately 3.5 million shares for approximately $101 million in the first quarter 2023.

•	On February 28, 2023, Huntsman completed the sale of the Textile Effects division to Archroma, a portfolio company of SK Capital Partners. The agreed purchase price was $593 million in cash plus assumed pension liabilities.

	Three months ended
	March 31,
In millions, except per share amounts	2023	2022
Revenues	$1,606	$2,192
Net income attributable to Huntsman Corporation	$153	$223
Adjusted net income (1)	$37	$237
Diluted income per share	$0.83	$1.04
Adjusted diluted income per share(1)	$0.20	$1.10
Adjusted EBITDA(1)	$136	$387
Net cash (used in) provided by operating activities from continuing operations	$(122)	$67
Free cash flow from continuing operations(2)	$(168)	$3

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported first quarter 2023 results with revenues of $1,606 million, net income attributable to Huntsman of $153 million, adjusted net income of $37 million and adjusted EBITDA of $136 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“The first quarter was in-line with our expectations as we saw quarter over quarter improvement in all three of our business segments. The headwinds on demand we saw the past two quarters have continued into the second quarter, specifically in North American construction, but we have seen sequential improvements in China and Europe, and we will be primed for an overall business recovery as construction demand and inventory levels continue to normalize. Our balance sheet is strong and provides us flexibility in the current environment to continue returning cash to our shareholders as well to consider investments, including bolt-on acquisitions, to strengthen our company for the long term.”

Segment Analysis for 1Q23 Compared to 1Q22

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended March 31, 2023 compared to the same period of 2022 was primarily due to lower sales volumes, lower MDI average selling prices and the negative impact of weaker major international currencies against the U.S. dollar. Sales volumes decreased primarily due to lower demand, particularly in our European and Americas regions. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes, lower MDI margins, the negative impact of weaker major international currencies against the U.S. dollar and lower equity earnings from our minority-owned joint venture in China, partially offset by cost savings achieved from our cost optimization program.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended March 31, 2023 compared to the same period of 2022 was primarily due to lower sales volumes, partially offset by improved sales mix. Sales volumes decreased in all regions primarily due to slowing construction activity, reduced demand in coatings, adhesives, lubes and other industrial markets as well as inventory destocking. The decrease in segment adjusted EBITDA was primarily due to decreased sales volumes.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended March 31, 2023 compared to the same period of 2022 was primarily due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased primarily due to reduced customer demand in our infrastructure markets and the deselection of lower margin business. Average selling prices increased largely in response to higher raw material, energy, and logistics costs as well as improved sales mix. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes.

Corporate, LIFO and other

For the three months ended March 31, 2023, adjusted EBITDA from Corporate and other was a loss of $49 million as compared to a loss of $50 million for the same period of 2022.

Liquidity and Capital Resources

During the three months ended March 31, 2023, our free cash flow from continuing operations was a use of cash of $168 million as compared to a source of cash of $3 million in the same period of 2022. As of March 31, 2023, we had approximately $2 billion of combined cash and unused borrowing capacity.

During the three months ended March 31, 2023, we spent $46 million on capital expenditures from continuing operations as compared to $64 million in the same period of 2022. During 2023, we expect to spend between $240 million to $250 million on capital expenditures.

Income Taxes

In the first quarter of 2023, our effective tax rate was 20% and our adjusted effective tax rate was 19%. We expect our 2023 adjusted effective tax rate to be approximately 24% to 26%. We expect our long-term adjusted effective tax rate to be approximately 22% to 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2023 financial results on Friday, May 5, 2023, at 10:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=B4kYPWdx

Participant dial-in numbers:

Domestic callers:         (877) 402-8037

International callers:    (201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the second quarter 2023, a member of management is expected to present at:

Goldman Sachs Industrials and Materials Conference on May 10, 2023

KeyBanc Materials Conference on May 31, 2023

Wells Fargo Industrials Conference on June 13, 2023

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts	2023	2022
Revenues	$1,606	$2,192
Cost of goods sold	1,337	1,677
Gross profit	269	515
Operating expenses, net	215	232
Restructuring, impairment and plant closing credits	(7)	-
Operating income	61	283
Interest expense, net	(18)	(14)
Equity in income of investment in unconsolidated affiliates	12	15
Fair value adjustments to Venator investment, net	(1)	(2)
Other income, net	1	-
Income from continuing operations before income taxes	55	282
Income tax expense	(11)	(60)
Income from continuing operations	44	222
Income from discontinued operations, net of tax(3)	122	18
Net income	166	240
Net income attributable to noncontrolling interests	(13)	(17)
Net income attributable to Huntsman Corporation	$153	$223

Adjusted EBITDA(1)	$136	$387
Adjusted net income (1)	$37	$237

Basic income per share	$0.84	$1.05
Diluted income per share	$0.83	$1.04
Adjusted diluted income per share(1)	$0.20	$1.10

Common share information:
Basic weighted average shares	183	213
Diluted weighted average shares	184	215
Diluted shares for adjusted diluted income per share	184	215

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions	2023	2022	(Worse)
Segment Revenues:
Polyurethanes	$991	$1,386	(28)%
Performance Products	334	480	(30)%
Advanced Materials	289	335	(14)%
Total Reportable Segments' Revenues	1,614	2,201	(27)%
Intersegment Eliminations	(8)	(9)	n/m
Total Revenues	$1,606	$2,192	(27)%

Segment Adjusted EBITDA(1):
Polyurethanes	$66	$224	(71)%
Performance Products	71	146	(51)%
Advanced Materials	48	67	(28)%
Total Reportable Segments' Adjusted EBITDA(1)	185	437	(58)%
Corporate, LIFO and other	(49)	(50)	2%
Total Adjusted EBITDA(1)	$136	$387	(65)%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	March 31, 2023 vs. 2022
	Average Selling Price(a)
	Local	Exchange	Sales	Sales Mix
	Currency	Rate	Volume(b)	& Other	Total
Polyurethanes	(2)%	(3)%	(21)%	(2)%	(28)%
Performance Products	0%	(1)%	(31)%	2%	(30)%
Advanced Materials	6%	(3)%	(21)%	4%	(14)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts	2023	2022	2023	2022	2023	2022	2023	2022
Net income	$166	$240			$166	$240	$0.90	$1.11
Net income attributable to noncontrolling interests	(13)	(17)			(13)	(17)	(0.07)	(0.08)
Net income attributable to Huntsman Corporation	153	223			153	223	0.83	1.04
Interest expense, net from continuing operations	18	14
Income tax expense from continuing operations	11	60	$(11)	$(60)
Income tax expense from discontinued operations(3)	15	5
Depreciation and amortization from continuing operations	69	67
Depreciation and amortization from discontinued operations(3)	-	4
Business acquisition and integration expenses and purchase accounting inventory adjustments	1	6	-	-	1	6	0.01	0.03
Costs associated with the Albemarle Settlement, net	-	1	-	-	-	1	-	-
EBITDA / Income from discontinued operations, net of tax(3)	(137)	(27)	N/A	N/A	(122)	(18)	(0.66)	(0.08)
Loss on sale of business/assets	-	4	-	(1)	-	3	-	0.01
Income from transition services arrangements	-	(1)	-	-	-	(1)	-	-
Fair value adjustments to Venator investment, net	1	2	-	-	1	2	0.01	0.01
Certain legal and other settlements and related expenses	1	12	-	(4)	1	8	0.01	0.04
Certain non-recurring information technology project implementation costs	2	2	-	-	2	2	0.01	0.01
Amortization of pension and postretirement actuarial losses	8	12	(1)	(3)	7	9	0.04	0.04
Restructuring, impairment and plant closing and transition (credits) costs	(6)	3	-	(1)	(6)	2	(0.03)	0.01
Adjusted(1)	$136	$387	$(12)	$(69)	$37	$237	$0.20	$1.10
Adjusted income tax expense (benefit)(1)					$12	$69
Net income attributable to noncontrolling interests, net of tax					13	17
Adjusted pre-tax income (1)					$62	$323
Adjusted effective tax rate(4)					19%	21%
Effective tax rate					20%	21%

Table 5 – Selected Balance Sheet Items

	March 31,	December 31,
In millions	2023	2022
Cash	$615	$654
Accounts and notes receivable, net	887	834
Inventories	1,048	995
Other current assets	150	190
Current assets held for sale(3)	-	472
Property, plant and equipment, net	2,366	2,377
Other noncurrent assets	2,697	2,698
Total assets	$7,763	$8,220

Accounts payable	$857	$961
Other current liabilities	429	480
Current portion of debt	11	66
Current liabilities held for sale(3)	-	194
Long-term debt	1,509	1,671
Other noncurrent liabilities	967	1,008
Huntsman Corporation stockholders’ equity	3,763	3,624
Noncontrolling interests in subsidiaries	227	216
Total liabilities and equity	$7,763	$8,220

Table 6 – Outstanding Debt

	March 31,	December 31,
In millions	2023	2022
Debt:
Revolving credit facility	$-	$55
Accounts receivable programs	-	166
Senior notes	1,462	1,455
Variable interest entities	33	35
Other debt	25	26
Total debt - excluding affiliates	1,520	1,737
Total cash	615	654
Net debt - excluding affiliates(5)	$905	$1,083

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions	2023	2022
Total cash at beginning of period	$654	$1,041
Net cash (used in) provided by operating activities from continuing operations	(122)	67
Net cash (used in) provided by operating activities from discontinued operations(3)	(32)	18
Net cash provided by (used in) investing activities from continuing operations	493	(60)
Net cash used in investing activities from discontinued operations(3)	(4)	(5)
Net cash used in financing activities	(379)	(252)
Effect of exchange rate changes on cash	5	(2)
Total cash at end of period	$615	$807

Free cash flow from continuing operations(2):
Net cash (used in) provided by operating activities from continuing operations	$(122)	$67
Capital expenditures	(46)	(64)
Free cash flow from continuing operations(2)	$(168)	$3

Supplemental cash flow information:
Cash paid for interest	$(10)	$(9)
Cash paid for income taxes	(29)	(32)
Cash paid for restructuring and integration	(22)	(12)
Cash paid for pensions	(11)	(11)
Depreciation and amortization from continuing operations	69	67
Change in primary working capital:
Accounts and notes receivable	$(23)	$(119)
Inventories	(50)	(158)
Accounts payable	(75)	77
Total change in primary working capital	$(148)	$(200)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing and transition costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing and transition costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the first quarter 2023, we completed the divestiture of our Textile Effects business, which is reported as discontinued operations on the income and cash flow statements and held for sale on the December 31, 2022 balance sheet.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4 for details regarding the tax impacts of our non-GAAP adjustments.

Our forward-looking adjusted effective tax rate is calculated based on our forecast effective tax rate, and the range of our forward-looking adjusted effective tax rate equals the range of our forecast effective tax rate. We disclose forward-looking adjusted effective tax rate because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted effective tax rate represents the forecast effective tax rate on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our effective tax rate to differ.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2022 revenues of approximately $8 billion from our continuing operations. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 60 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 7,000 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

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LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Significant risks and uncertainties may relate to, but are not limited to, increased energy costs in Europe, inflation and resulting monetary tightening in the US, geopolitical instability, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.